(d)(15)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

		Maximum Operating Expense Limit
		(as a percentage of average net assets)

Name of Fund1			Classes

	Adviser	Initial	R6	Service	Service 2	T

Voya Index Solution 2020 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2025 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2030 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2035 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2040 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2045 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2050 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2055 Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

Voya Index Solution 2060 Portfolio2	0.89%	0.39%	N/A	0.64%	0.79%	N/A
Term Expires May 1, 2018

Voya Index Solution 2065 Portfolio2	0.89%	0.39%	N/A	0.64%	0.79%	N/A
Term Expires May 1, 2021

Voya Index Solution Income Portfolio2,3	0.89%	0.39%	N/A	0.64%	0.79%	N/A

/s/ HE HE

Effective Date: May 1, 2020 to reflect the addition of Voya Index Solution 2065 Portfolio.

_____________________

1

2

3

This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

The maximum operating expense limit includes the acquired fund fees and expenses.

The expense limits will remain in effect five years after the shareholder approval of the bifurcated advisory fees; May 1, 2018.